EXHIBIT 99.2

        DREYER'S GRAND ICE CREAM, INC. FIRST QUARTER 2003 CONFERENCE CALL
                                 APRIL 23, 2003
                                 10:30 A.M. EST

OPERATOR: Ladies and gentlemen, thank you for standing by. Welcome to the Dreyer's Grand Ice Cream first-quarter 2003 earnings conference call.

During the presentation all participants will be in a listen-only mode, after which we will conduct a question-and-answer session. At that time, if you have a question, please press the one followed the four on your telephone. As a reminder, this conference is being recorded Wednesday, April 23, 2003.

I'll now turn the conference over to Mr. Tim Kahn, Vice President and Chief Financial Officer. Please go ahead, sir.

TIM KAHN, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, DREYER'S GRAND ICE CREAM,
INCORPORATED:  Thank you.

Good morning and welcome to the Dreyer's Grand Ice Cream first-quarter conference call. As she just said, I'm Tim Kahn, CFO of Dreyer's. With me this morning are Mark LeHocky our General Counsel, Bill Collett our Treasurer and Scott Webster, our Assistant Treasurer for Investor Relations.

As I'm sure all of you know, we're reaching what we believe to be the final stages of finishing our transaction with Nestle, a transaction that we're all very excited about. As I think you also probably know, our shareholders voted to approve the transaction overwhelmingly on March 20. At this point, this leaves the final regulatory approval process with the FTC, and as we stated in a press release, and as Nestle has stated in recent weeks, we are continuing our discussions with the staff our the FTC, regarding the potential divestiture of assets, as was announced, and as a means of addressing the staff's concerns with respect to the transaction. Dreyer's and Nestle both remain firmly committed to this transaction and we are both confident that we'll be able to consummate it.

We'll continue to issue press releases when we have major discloseable events, or changes in the status of the transaction, but for reasons I'm sure you'll understand we are not in a position to comment further about the status of discussions with the FTC. They are ongoing, both on our part, Nestle's part and Cool Brands' part, and when we have something to report, we will do so.

But we remain committed to the transaction with Nestle, and we continue to believe that we will close this transaction prior to mid-June. So, again, I think it's best that I refer all questions concerning the transaction to what we said in the statements, and also refer you to our proxy statement and the other documents filed in an anticipation of the S4, which described the deal in some detail.

Turning to our first-quarter results, we reported, as I think you may have seen, two-cents earnings in the first quarter, but that was significantly impacted by costs related to the merger. Merger costs were 4.5 million pretax, because several of those costs are not deductible. They were 3.0 million after tax, or about eight cents a share.

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                         DREYER'S GRAND ICE CREAM, INC.
                               FIRST QUARTER 2003
                               FINANCIAL RESULTS

So, on an operating basis our earnings were roughly 10 cents, which compared with four cents year ago. Ten cents is a very good earnings for us, for the first quarter. It's actually I think our highest ever earnings, so we were pretty pleased with the state of our bottom line, for what's obviously a small quarter in the business, and in the ice cream industry.

Having said that, the top-line results were not quite at our usual growth standard, although as I'll explain in a minute, we think much of that is due to timing of promotions. Our consolidated net sales were up three percent, which was well-translated into bottom line, but is a little off where we usually report. Our company-brand business was impacted by the premium business being soft in the month of March, and most of that was due to timing of promotions, which we're seeing coming in April and May, versus last year where they were heavier in February and March. Because the first quarter is such a small quarter for us - we've seen this in the past - that the movement of promotions between the March and April months can move the first quarter up and down a bit. In this particular case obviously we were able to offset that to the bottom line.

So, while our premium volume was soft and down in the low single digits for the first quarter, I've seen that in the month of April, which is almost concluded, our premium volume is up about 11 percent, which is consistent again with our promotional activity increasing, as we go into the warmer weather. Our super-premium business did very well in the first quarter. It was up 11 percent in volume; all four brands increased sales, and that business is very healthy right now. Partner-brand sales were also up in the high single digits, continuing to do very well with the Silhouette Skinny Cow brand, which we're now distributing. Ben & Jerry's also had a relatively strong quarter.

And so all of that translated into a gross profit increase of about 5.7 million. We had a moderately significant improvement in dairy costs, as I think you've seen, of 4.3 million. That was somewhat offset by increased distribution and operating expenses. And our administrative expenses on the quarter were relatively normal, with the exception of a $900,000 charge to reserve against two small bankruptcies we had in the quarter. So, again we feel very good about our profit margin for the quarter, and absorbing that charge and still producing about 10 cents of earnings.

So, overall our pretax earnings, on an operating basis, as I said, at about 10 cents a share, and excluding the merger cost, we feel are a strong start to the year. The tax rate is unfavorable for the quarter solely because of the non-deductible merger charges. If we were to take those out, the tax rate would be relatively similar to a year ago.

And so our outlook for the future, at this point, is pretty good. We see the premium sales rebounding in April. We feel we will continue to have a good year on dairy. As in the past, I think we will provide a more significant update at the end of the second quarter on the full-year outlook, simply because, again, this is a business with a very significant sales ramp up in May and June, and it's very difficult to extrapolate from the low months. But, all in all, with regard to the first quarter, we think it's a pretty good start, and anticipate a good operating performance for the balance of the year.

The overall category in ice cream, like our premium sales, was relatively soft in the quarter. The premium section of the category was down about - oh, about two-and-a-half percent, per IRI; so we saw this trend occurring across the category overall. But, again first quarter doesn't account for much in the ice cream business and we anticipate that we'll see better results, as the programs kick in for balance of year.



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                         DREYER'S GRAND ICE CREAM, INC.
                               FIRST QUARTER 2003
                               FINANCIAL RESULTS

Again, overall a good start, from a profitability point of view, from a cost and a margin structure, everything is in line, and we'll continue to update you and disclose the relative impact of merger expenses versus other items.

So, we are sitting here with I think a good start to the year, the sales rapidly improving in the month April, after we closed the quarter, and very ready to execute the integration of our transaction. I know that many of you have questions, and as I said at the beginning, I am sorry to say that there is no real capability for us to comment on day-to-day discussions with the staff at the FTC, nor is it advisable to do so, for reasons I'm sure you'll understand. But, we and Nestle remain committed and we continue to expect to close this transaction by roughly mid-June.

So, with that, I'll turn it over to questions.

OPERATOR: Thank you. Ladies and gentlemen, if you'd like to enter a question, please press the one, followed by the four on you telephone. You will hear a three-tone prompt to acknowledge your request. If you question has been answered, and you would like to withdraw your registration, please press the one, followed by the three. If you are using a speakerphone, please lift your handset before entering your request. One moment please for the first question.

The first question will come from the line of Andrew Lazar with Lehman Brothers. Please go ahead.

ANDREW LAZAR, LEHMAN BROTHERS:  Good morning, everyone.

KAHN:  Good morning.

LAZAR: Just a quick thing. Tim, could you perhaps characterize - I know it's early in the year - but a little bit more around the competitive environment - do you see anything in the quarter, or are you starting to see anything as you move into the second quarter that is, you know, out of the ordinary, or gives you a sense one way or the other of how things are likely to pan out on that front, as you go through the key-summer selling season?

KAHN: You know - I think the promotional environment is likely to remain intense for the first half of the year, as best we can tell. When dairy prices came down, toward the second quarter of last year, we began to see a significant increase in competitive activity, and I think that remains with us. You know you get two or three month's where it seems to pull back a bit, but I would anticipate that when dairy prices are still low we'll see a pretty intense promotion environment in the next few months.

LAZAR: OK. How about what you're seeing with respect to pricing on - you know, on private label? Any changes there, or has it been passed through, almost sort of, you know, dollar for dollar, or .?

KAHN: Well, the industry never really succeeds in completely passing through these dairy spikes, at least as far we can tell. Pricing is somewhat up versus year ago, but on the whole I think that the private-label competitors have followed the same pattern I just described - that their level of promotion activity has tended to increase in the second half of 2002, and I haven't seen any sign that they're pulling back from that.



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                         DREYER'S GRAND ICE CREAM, INC.
                               FIRST QUARTER 2003
                               FINANCIAL RESULTS

LAZAR: OK. And then lastly, just on some of the things you did around the package re-sizing. Any new thoughts there on what competitors may or may not do? I'm assuming at this point that if they haven't - they won't do it going into the summer-selling season, and maybe it becomes more of a fall scenario. Any update there?

KAHN: No, I think you're correct. Many people - many regional competitors, and some private-label people, followed. Others - like Unilever (ph) did not - Bear in mind that almost all of us now have packages in a variety of different sizes. Unilever and Deans, for example, sell both the standard sizes, and 48 and 54 ounces are also prevalent. Having said all that, I think you're right that, you know, we're reaching the time of year where if people were going to change this year they already have. So, the industry has moved to what's I think is package-size variety at this point. We still very good about our change. We don't track any of the ups or downs, from week to week, in our premium business
- they seem to have no relation to the package-size change.

LAZAR: And no further complaints in all of that, you know, that you track pretty closely?

KAHN: No, they've tracked it at a very consistent low level, ever since the introduction.

LAZAR:  OK.  Thanks very much, Tim.

OPERATOR: The next question will come from the line of Jason Dahl with ATS Capital. Please go ahead.

JASON DAHL, ATS CAPITAL: Yes, good morning. Actually, I just had a clarifying question, if I could. Previously you had in place with the FTC a 20-day notification period, kind of a rolling period that you wouldn't close until 20 days after you gave notification to the FTC. Is that, one, still in place? Secondly, have you given notice? And third, is that an event giving notice of your notification to close something that you would probably disclose?

KAHN: That agreement is still in place and has not been changed, and it has been our practice to make the disclosures that we are feel are - on advice of counsel
- are legally required. And that is something that we have disclosed in the past, whenever we have changed those types of agreements.

DAHL: OK, but if you were to start that 20-day period, would you disclose such an event?

MARK LEHOCKY, GENERAL COUNSEL, DREYER'S ICE CREAM, INCORPORATED: This is Mark LeHocky, the General Counsel. We would make that decision based on the circumstances at the time.

DAHL:  Thank you.

OPERATOR: As a reminder, ladies and gentlemen, to register for a question, please press the one, followed by the four, at this time. Once again, to register for a question, please press the one, followed by the four.

The next question will come from the line of Liz Clark with Stark Investments. Please go ahead.


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                         DREYER'S GRAND ICE CREAM, INC.
                               FIRST QUARTER 2003
                               FINANCIAL RESULTS

LIZ CLARK, STARK INVESTMENTS: Thank you. Can you tell me what Cap-Ex was for the quarter, please?

KAHN:  Yes, hold on a second.  Scott, do you have that number?

SCOTT WEBSTER, ASSISTANT TREASURER: Well, I'm afraid we'll have to get back to you with that.

KAHN: OK. If you'll call our Investor Relations line here - Scott Webster - I'm sure we'll be able to get you that number, but we don't have that right now.

CLARK:  OK, I'll give him a call later.  Thanks.

KAHN:  Great.

OPERATOR: The next question will come from the line of John Bryson with CS First Boston. Please go ahead.

JOHN BRYSON, CS FIRST BOSTON:  Tim?

KAHN:  Yes.

BRYSON: Yes, John Bryson. We spoke back on the 26th, when you had your last conference call in February, and at that time I asked you if you were confident with the transaction with Nestle was going to close, and you couldn't tell me that you were confident, on the conference call, and at that time the stock was trading at 72. You know, now you're telling us that you're both committed and confident that the transaction is going to close, and the stock is trading at
62. I was just wondering if you had any comment on that.

KAHN: No, I don't have any comment on how the stock trades. I think you know better than I that at these kind of moments, when deals are pending, you know, many things move the stock price from day to day, some accurate and some not. I think - don't have my script in front of me - but I think that we and Nestle have been very consistent in repeating that we are both very committed to this transaction. We're very excited about it and we are both of a belief that we will be able to resolve issues and close the transaction. There obviously can't be any guarantees, but that is what we feel right now.

BRYSON: So, it would be fair to characterize it as that you're very confident that the transactions going to close?

KAHN: No, I wouldn't put any characterization or color on my remarks, other than what I just said.

BRYSON: And what happens if we get to the expiry date of the merger agreement and there isn't an agreement with the FTC?

KAHN: I am not going to speculate right now and I don't think that our partners at Nestle will either about contingent events that haven't occurred yet.




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                         DREYER'S GRAND ICE CREAM, INC.
                               FIRST QUARTER 2003
                               FINANCIAL RESULTS

BRYSON:  But it's pretty close coming up here.  I mean it's June 16th, correct.

KAHN: June 16th is the date. Whether that's close or not depends upon one's point of view. But again I'm not going to comment on contingencies.

BRYSON:  OK.  Thanks very much.  Thanks then.

OPERATOR: Once again ladies and gentlemen if you do have a question please press the one followed by the four at this time. And I'm showing no additional questions at this time. Please continue with the presentation or any closing remarks you may have.

KAHN: Well thank you very much for your participation this morning. I hope we've answered the questions that we can answer. I know there are others and they will be answered by events in the course of the next few weeks. But I do appreciate your participation and we look forward to updating you on the transaction, and we hope to update you on our plans for the future post the transaction as well.

And in the meantime, as I said, we enter now our important quarter of the year. And we'll report back to you back at the end of the second quarter on how the operating business is performing. Thank you.

OPERATOR: Ladies and gentlemen that does conclude your conference call for today and we thank you for your participation and ask that you please disconnect your line.

END